Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
Victor
November 10, 2005	Gene Hynes	Victor Emmanuel
	Lynch Corporation	Creative Partners
	203.622.1150	203.705.9203
ghynes@lynchcorp.com

Lynch Corporation Rights Offering

Registration Statement Declared Effective

GREENWICH, Conn, November 10, 2005— Lynch Corporation (ASE: LGL) today announced that the registration statement for its previously announced rights offering was declared effective on November 10, 2005 by the Securities and Exchange Commission. The record date for the rights offering is Wednesday November 9, 2005. The rights offering will grant holders of the Company’s common stock transferable subscription rights to purchase shares of the Company’s common stock at a subscription price of $7.25 per share.

Under the terms of the offering, holders of the Company’s common stock will be entitled to one transferable subscription right for each share of common stock held on the record date, November 9, 2005. Every three such rights will entitle the shareholder to subscribe for one common share at a subscription price of $7.25 per share. The basic subscription rights will be transferable. If any holders of subscription rights do not exercise their basic subscription rights in full, the Company will permit stockholders on the record date who do exercise their basic subscription rights in full to subscribe for up to an equal number of additional shares at the same subscription price per share. In the event of oversubscription, the additional common shares will be allocated on a pro rata basis.

As soon as practicable, the Company expects to mail to holders of common stock as of the record date a prospectus for the rights offering accompanied by a Subscription Certificate and related instructions for exercising the rights. The prospectus will contain a description of the rights offering and other information. The subscription rights will be exercisable until 5:00 PM Eastern Standard Time on Monday , December 12, 2005, unless extended by the Company for up to 15 days. Additional copies of the prospectus may be obtained by contacting the subscription agent, Mellon Investor Services LLC, at (866) 340-1578.

Lynch is a holding company for two manufacturing subsidiaries:

•	MtronPTI, which designs and manufactures components that control the frequency of electronic signals in communications systems.
•	Lynch Systems, Inc., which produces advanced manufacturing systems for the electronic display and consumer glass industries.

NOTE: This press release is not an offering, which can be made only by means of the prospectus. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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Caution Concerning Forward Looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.